For period ending September 30, 1998    Exhibit 77C

File Number 811-7096

Investment Grade Municipal Income Fund Inc.


	On January 15, 1998 the Fund=s stockholders elected board members and ratified the selection of independent auditors.  Pursuant to Instruction 2 of Sub-
Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on these two proposals since there were no solicitations in opposition to the registrant=s nominees and all of the nominees were elected.